Exhibit 10.6
THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
AMENDED AND RESTATED SUPPLY AGREEMENT
     This Supply Agreement (this “Agreement”) is made as of this 29th day of June, 2009 (the “Execution Date”), by and among Novavax, Inc., a Delaware corporation having an address at 9920 Belward Campus Drive, Rockville, Maryland 20850, United States of America (“Novavax”) and CPL Biologicals Private Limited, a limited company incorporated under the laws of India having an address at “Cadila Corporate Campus”, Sarkhej-Dholka Road, Bhat, Ahmedabad - 382210, Gujarat, India (“Company”). Novavax and Company are sometimes referred to herein each individually as a “Party” and collectively as the “Parties.”
RECITALS
               WHEREAS, Company, a joint venture formed pursuant to an Amended and Restated Joint Venture Agreement dated as of the date hereof, as amended from time to time (the “Joint Venture Agreement”) between Novavax and Cadila Pharmaceuticals Limited, organized under the laws of India, was formed for developing, manufacturing, marketing and selling the Products (as defined in the Joint Venture Agreement) in India to cater the needs of the market in India; and
               WHEREAS, Novavax has granted to Company a license to certain of Novavax’s patents, patent applications and know-how for the Company to develop and commercialize certain Novavax Products (as defined in the Joint Venture Agreement) (the “License”); and
               WHEREAS, in connection with the foregoing, Novavax is willing to supply certain pre-clinical and clinical supplies of the Novavax Seasonal Product to Company and Company wishes to buy Products from Novavax under the terms and conditions of this Agreement.
               NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Novavax and Company hereby agree as follows:
1.	Definitions. References in the body of this Agreement to “Sections” will refer to the sections of this Agreement. In addition, as used herein, the following initially capitalized terms will have the following meanings
1.1	“Bankruptcy Event” means, with respect to a specified person, (i) the filing by such person in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, (ii) the filing against such person of an involuntary petition for any bankruptcy or insolvency proceeding which petition is not dismissed within sixty (60) days after filing, (iii) the making by such person of an assignment for the benefit of its creditors, (iv) the taking of possession of a substantial part of the assets of such person by a lien holder or other encumbrancer, or (v) the levy or enforcement of

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
any distress, execution or other process upon or against a substantial part of the assets of such person.

1.2	“cGMP” means then current Good Manufacturing Practices.

1.3	“Company Indemnitee” has the meaning set forth in Section 8.2.

1.4	“Defect” or “Defective” means any non-conformance with the Specifications or the existence of any impurity, contaminant or any other defect that renders the Products unfit for human use.

1.5	“Effective Date” means the date on which the condition precedent set forth in Article 11 is first satisfied.

1.6	“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of the Novavax Products in India.

1.7	“Fully-Loaded Cost” means the direct costs and expenses for manufacturing the Products (including quality assurance/quality control charges and including escalation costs, if any), and indirect costs that are reasonably attributable and fairly allocable to the manufacture of Product reasonably determined by Novavax’s internal accounting in accordance with United States generally accepted accounting practices.

1.8	“Indeminitee” means a Company Indemnitee or Novavax Indemnitee, as applicable.

1.9	“Indemnitor” means Company or Novavax, as applicable.

1.10	“Joint Venture Agreement” has the meaning set forth in the Recitals.

1.11	“Laws” means all (a) applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States and India; and (b) any guideline or directive of the World Health Organization or other applicable non-governmental agency.

1.12	“License” has the meaning set forth in the Recitals.

1.13	“Losses” has the meaning set forth in Section 8.1.

1.14	“Manufacturing Facility” means the manufacturing facility or facilities of Novavax used to manufacture the Products.

1.15	“Novavax Indemnitee” has the meaning set forth in Section 8.1.

1.16	“Novavax Products” has the meaning set forth in the Joint Venture Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
1.17	“Novavax Seasonal Product” means the Seasonal Influenza Licensed Product as defined in the License.

1.18	“Order Requirements” has the meaning set forth in Section 3.2.

1.19	“Products” means Novavax’s pre-clinical and clinical supplies of the Novavax Seasonal Product which conform to the Specifications.

1.20	“Purchase Order” has the meaning set forth in Section 3.2.

1.21	“Specifications” means Novavax’s standard specifications and manufacturing criteria for the Products (consistent with cGMP), a written copy of which shall be provided by Novavax to the Company within thirty (30) days after the Effective Date, as amended from time to time by mutual written agreement of the Parties.

1.22	“Third Party” means a person or entity other than (a) Novavax, (b) Company, (c) an Affiliate of Novavax or (d) an Affiliate of Company

1.23	“Transfer Price” has the meaning set forth in Section 4.1.
2.	Manufacture and Supply.
2.1	General Obligations. Novavax shall sell to Company, and Company shall purchase from Novavax, the Products in accordance with the terms and conditions of this Agreement.

2.2	Manufacturing Standards. All Products supplied by Novavax to Company will be manufactured in accordance with any applicable Laws including, without limitation, cGMP and any requirements set forth herein.
3.	Product Supply, Orders and Delivery.
3.1	Purchase Orders. Purchase and delivery of the Products shall be made pursuant to written or electronic individual purchase orders issued by Company to Novavax (each a “Purchase Order”). Company shall submit such Purchase Orders to Novavax as far in advance as reasonably practicable, but in any event not less than twelve (12) weeks in advance of the delivery date(s) requested in such Purchase Order. A Purchase Order shall be deemed to be accepted by Novavax when Novavax returns a written or electronic order acknowledgement to Company. Novavax shall promptly return a written or electronic order acknowledgement to Company for each Purchase Order received unless Novavax will be unable to timely meet Company’s requirement for Product as set forth in the applicable Purchase Order. Purchase Orders shall specify quantities ordered, delivery dates, and delivery and shipping instructions. Inconsistencies between a Purchase Order and this Agreement shall be resolved in favor of this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
Company acknowledges that Novavax may be prevented from meeting a delivery date and/or order quantity set forth in a Purchase Order (the “Order Requirements”) as a result of the Manufacturing Facility production schedule, and in such event Novavax will use commercially reasonable efforts to meet the Order Requirements at such time as the Manufacturing Facility production schedule reasonably permits. If Novavax anticipates that it will be unable to meet Order Requirements for a reason other than the Manufacturing Facility production schedule, Novavax will notify Company immediately of such inability, and the Parties will negotiate in good faith a new mutually acceptable delivery date and/or quantity.

3.2	Certificate of Analysis. Novavax shall deliver with each shipment a certificate of analysis consistent with cGMP executed by an authorized representative of Novavax, accompanied by a statement that the Products were manufactured according to the Specifications.

3.3	Delivery. The Products shall be packaged according to the Specifications and supplied FCA (Incoterms 2000) the Manufacturing Facility. Insurance on Products in transit shall be the responsibility of Company and Company shall be responsible for clearing the Products for import into India. Novavax shall provide any assistance reasonably requested by Company to clear the Products for import into India at Company’s expense. Company agrees to designate a carrier prior to or at the time of entry of each Purchase Order hereunder; however, if Company fails to designate a carrier prior to or on its purchase order, Novavax may select a carrier for the account and risk of Company.
4.	Price and Payment.
4.1	Price. The price at which the Products will be sold to Company by Novavax hereunder will be 110% of the Fully-Loaded Cost therefore (the “Transfer Price”). Novavax will include with each shipment of Product an invoice setting forth the Transfer Price for the Product in the shipment.

4.2	Payment. Payment shall be due to Novavax thirty (30) days after Company’s receipt of the Products.

4.3	Books and Records. Novavax will keep accurate books and accounts of record in connection with its manufacture of Products in sufficient detail to permit verification of the Fully-Loaded Cost and the Transfer Price for Product purchased by Company as set forth in this Article 4. Novavax will maintain its records for the sale of Products for a period of three (3) years from the end of each year in which such sales occurred.

4.4	Audits. Company, at its expense, through an internationally recognized, independent accountant reasonably acceptable to Novavax, will have the right to

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
access Novavax’s relevant books and records upon reasonable advanced notice once per year for the sole purpose of verifying the Fully-Loaded Cost and the Transfer Price for Product purchased by Company; such access will be conducted during Novavax’s ordinary business hours, and the books and records for a given time period may only be audited once. Said accountant will execute a confidentiality agreement with Novavax in customary form and will only disclose to Company whether Novavax’s invoices were accurate and if they were not, any information necessary to explain the source of the inaccuracy. If such audit determines that Novavax charged Company more than the amount properly owed in respect of any quarter, then Novavax will reimburse Company any excess amount paid by Company within thirty (30) days of the completion of the audit, and if the amount paid exceeds ten percent (10%) of the amount actually owed over the audited period, Novavax will also reimburse Company for the reasonable costs of such audit (including the fees and expenses of the certified public accountant). In the event such audit determines that Novavax charged Company less than the amount properly owed in respect of any quarter, then Company will pay Novavax any such difference within thirty (30) days of the completion of the audit.
5.	Quality, Inspections & Returns.
5.1	Quality. All Products manufactured under this Agreement shall be manufactured in accordance with applicable Laws including, without limitation, cGMP and the Specifications and shall conform, when delivered, to the Specifications.

5.2	Defective and Nonconforming Products.
(a)	Except in the case of latent Defects, claims for Defective or nonconforming Products shall be made to Novavax as soon as practicable after discovery, but in any event no later than forty-five (45) days after receipt. Claims for latent Defects shall be made within thirty (30) days of discovery of the latent Defect. Company’s reasonable belief that a Product is Defective or nonconforming accompanied by sufficient evidence to reasonably demonstrate that the Products are Defective or does not conform to the Specifications shall serve as the basis for such claims.

(b)	If Novavax agrees with Company’s determination that that the Products do not satisfy the Specifications (or such a determination of non-satisfaction is made in accordance with (c) below), Novavax will, at Novavax’s election, either replace the Products or credit and refund the amount billed and paid by Company for the Products, including shipping costs.

(c)	If Novavax disagrees with Company’s determination that the Products do not satisfy the Specifications, the Products in question shall be submitted

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
to a mutually acceptable Third Party laboratory, which shall determine whether such Products meet the Specifications. The Parties agree that such Third Party laboratory’s determination shall be final and determinative. The Party against whom the Third Party laboratory rules shall bear the reasonable costs of the Third Party testing.
5.3	Recall. In the event of complaints regarding the Products, Company shall promptly notify Novavax and Novavax shall investigate and shall inform Company within thirty (30) days of the steps taken relating to the complaint. In the event of any recall of any Product recommended or ordered by any governmental authority, or any recall to which both parties agree in writing, Company will perform the recall following Company’s standard operating procedures, and the reasonable documented costs thereof will be borne by Novavax if the recall is the fault of Novavax or by Company if the recall is the fault of Company. Novavax or Company, as the case may be, will promptly upon demand reimburse the other in connection therewith.
6.	Novavax’s Warranty. Novavax warrants to Company that the Products, at the time of shipment to Company (i) will be manufactured in accordance with cGMP; (ii) will be in compliance with the Specifications and (iii) will be free from Defects. THE WARRANTIES SET FORTH HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

7.	Mutual Representations. Each of Novavax and Company hereby represents, warrants and covenants to the other as of the Execution Date that:
7.1	it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, and this Agreement is legally binding upon it and enforceable in accordance with its terms;

7.2	the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Law of any governmental authority having jurisdiction over it; and

7.3	all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party to enter into, or perform its obligations under, this Agreement have been obtained.
8.	Indemnification.
8.1	Indemnification by Company. Company will indemnify, defend and hold harmless Novavax, its affiliates, directors, officers, and employees (each a

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
“Novavax Indemnitee”) from and against any and all liability, loss, damage or expense (including without limitation reasonable attorneys fees) it may suffer as the result of Third Party claims, demands, actions and proceedings brought against it (collectively, “Losses”) to the extent such Losses result from the use of the Products by Company or any human subject in a clinical trial, or which arise out of Company’s making, testing, using or selling products or processes incorporating the Products; except to the extent that Novavax is obligated to indemnify Company as provided below.

8.2	Indemnification by Novavax. Novavax will indemnify, defend and hold harmless Company, its affiliates, directors, officers, and employees (each a “Company Indemnitee”) from and against any and all Losses which arise out of the gross negligence, willful misconduct or breach of a covenant, representation or warranty in this Agreement by Novavax, its affiliates or employees.

8.3	Procedures. Indemnitor’s agreement to indemnify, defend and hold harmless an Indemnitee is conditioned on Indemnitee (a) providing prompt written notice of any claim giving rise to an indemnification obligation hereunder but only if a failure to so notify causes prejudicial harm to the Indemnitor’s ability to defend, (b) permitting Indemnitor to assume full responsibility to investigate, prepare for and defend against any such claim, (c) providing reasonable assistance in the defense of such claim at Indemnitor’s reasonable expense, and (d) not compromising or settling such claim without Indemnitor’s advance written consent.

8.4	Insurance. The Parties each agree to furnish to the other at any time promptly upon request all certificates or memoranda of insurance which are maintained to insure against any loss, damage or action which may arise out of, relate to or be caused by the Products, the containers or labeling thereof, or the Specifications thereto.
9.	Confidentiality.
     The Parties anticipate that under this Agreement each Party will provide confidential and/or proprietary information to the other Party and that the use and disclosure of such information shall be governed by Article 18 of the Joint Venture Agreement which is hereby incorporated by reference.
10.	Limitation of Liability.
     NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
11.	Condition Precedent.
     This Agreement, including the obligations and benefits herein, shall only become effective if, and shall automatically become effective upon, satisfaction of the following condition precedent; provided that such condition is satisfied before [* * *]:
     Obtain any required approval of the Foreign Investment Promotion Board of India and the Reserve Bank of India for the issuance to Novavax of [* * *] shares of Company, or such other amount as set forth in the Joint Venture Agreement.
     If the foregoing occurs before [* * *], the first Party receiving documented evidence thereof shall notify the other and include in such notice the date thereof which date shall thereupon be the Effective Date hereunder.
12.	Term and Termination.
12.1	Term. The term of this Agreement shall commence on the Effective Date and continue in effect until the earlier of (i) the first date when Company’s own manufacturing facility is capable of manufacturing, and fully licensed to manufacture, all Novavax Products supplied hereunder; or (ii) the date of the First Commercial Sale, unless terminated earlier under Section 12.2. Shipments made prior to termination and received by Company subsequent to termination shall conform to this Agreement.

12.2	Termination.
(a)	Termination by Novavax. Novavax shall have the right to terminate this Agreement upon the happening of any of the following events:
(i)	Company is in material breach of or default under this Agreement of payment obligation of a material amount and has not cured such breach or default within thirty (30) days after written notice from Novavax to Company specifying the nature of such breach or default;

(ii)	Company is in material breach of or default under this Agreement other than any payment obligation referred to in clause (i) above and has not cured such breach or default within ninety (90) days after written notice from Novavax to Company specifying the nature of such breach or default;

(iii)	Immediately upon notice to Company if a Bankruptcy Event occurs with respect to Company; and

(iv)	Upon termination of the Joint Venture Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
(b)	Termination by Company. Company may terminate this Agreement for any reason or no reason upon sixty (60) days prior written notice from Company to Novavax.

(c)	Termination Upon Termination of the Joint Venture Agreement. This Agreement will terminate automatically if Novavax terminates the Joint Venture Agreement by providing a Notice of Termination under and pursuant to Section 11.2 of the Joint Venture Agreement
12.3	Effect of Termination. Termination of this Agreement shall not release either Party from fulfilling any obligations it may have incurred prior to such termination except that Novavax shall not be obligated to complete deliveries in the event of an uncured material breach by Company. This Section 12.3 and Articles 5, 6, 8, and 13 shall survive termination or expiration of this Agreement.
13.	Miscellaneous.
13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of India.

13.2	Dispute Resolution. Any dispute arising between the Parties out of or in connection with the implementation or interpretation of this Agreement shall, if not settled amicably within ninety (90) days from the date that the dispute arose, be finally settled by three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator and the two (2) so appointed shall appoint the third arbitrator in accordance with the Indian Arbitration and Conciliation Act, 1996. It is hereby agreed that Part I of the Indian Arbitration and Conciliation Act, 1996 shall not apply to the arbitration under this Agreement. The language of the arbitration proceedings shall be English and its place shall be Singapore. The arbitral award or determination shall be final and subject to no appeal and shall deal with the question of costs of arbitration and all matters related thereto.

The Parties agree that it would be impossible or inadequate to measure and calculate their damages from any breach of the Agreement though great and irreparable. Accordingly, each Party agrees that if the other Party breaches this Agreement, the non-breaching party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and specific performance of any provision of this Agreement.

13.3	Force Majeure. Neither party will be responsible for delays or failures in performance resulting from causes beyond the reasonable control of such party (except for any delay or failure to pay amounts due hereunder), including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. Either party shall have the right to immediately terminate this Agreement should such force majeure event continue for more than ninety (90) days.

13.4	Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (“Notice”) will be in writing, will refer specifically to this Agreement and will be deemed given only if sent by electronic mail (with receipt confirmed), facsimile transmission (with transmission confirmed) or by an internationally recognized delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 13.4 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.4. Any notice delivered by electronic mail or facsimile will be confirmed by a hard copy delivered as soon as practicable thereafter by an internationally recognized overnight delivery service. Such Notice will be deemed to have been given on the second Business Day (at the place of delivery) after deposit with an internationally recognized delivery service. This Section 13.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Novavax:	Novavax, Inc.
9920 Belward Campus Drive
Rockville, Maryland 20850
Attn: Ray Hage, Senior Vice President
Email: Rhage@Novavax.com
Facsimile No.: 240-268-2122

If to Company:	CPL Biologicals Private Limited
Cadila Corporate Campus
Sarkhej-Dholka Road
Bhat, Ahmedabad – 382210
Gujarat, India
Attn: Dr. Rajiv I. Modi, Managing Director
Email: rimodi@cadilapharma.co.in
Facsimile No.: +91 (02718) 225031
13.5	Third Party Contractors. The Parties will perform their obligations under this Agreement as Third Party contractors and nothing contained in this Agreement will be construed to be inconsistent with such relationship or status. This Agreement will not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
13.6	Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.7	No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

13.8	Ambiguities. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

13.9	English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement will be in the English language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties.

13.10	Amendment and Waiver. No amendment or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by an authorized representative of each Party, and such waiver or consent shall be effective only for the specific purpose for which it is given. No failure on the part of a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies provided for by law.

13.11	Severability. If any of the provisions of this Agreement are found to be inconsistent with, or void under, applicable laws, the validity of the remaining provisions shall not thereby be affected. In such a case the Parties shall re-negotiate the ineffective provision in good faith in order to replace it with a provision affording the same rights, obligations and economic benefits to the Parties as the ineffective provision.

13.12	Entire Agreement. This Agreement and the documents executed and delivered on the date hereof pursuant hereto or in connection herewith, contain the entire agreement among the Parties with respect to the matters addressed herein and therein and supersede all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or therein.

13.13	Assignment.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
(a)	Novavax may not assign this Agreement, in whole or in part, without the advance written consent of the Company; provided, however, that this Agreement shall be automatically assigned to Novavax’s successor in connection with the acquisition, merger or sale of Novavax or the sale, transfer, lease, assignment or disposal of all or substantially all of the property or assets of Novavax, whether by way of a single transaction or a series of related transactions, and such successor shall be fully bound by the terms and conditions hereof.

(b)	The Company may not assign this Agreement, in whole or in part, without the advance written consent of Novavax; provided, however, that this Agreement shall be automatically assigned to the Company’s successor in connection with the sale, transfer, lease, assignment or disposal of all or substantially all of the property or assets of the Company, whether by way of a single transaction or a series of related transactions, including a Change in Control of the Company (as that term is defined in Schedule II of the Joint Venture Agreement), and such successor shall be fully bound by the terms and conditions hereof; provided that any such automatic assignment by Company within the scope of Schedule II of the Joint Venture Agreement shall only be effective if such transaction was approved by Novavax under and pursuant to the Joint Venture Agreement for so long as such approval rights of Novavax under the Joint Venture Agreement have not been terminated.

(c)	Any assignment or purported assignment by either Party in violation of this Section 13.13 will be null and void.
13.14	Expenses. Except for the Transfer Price payments, each of the Parties hereto will bear all costs, charges and expenses incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated herein.

13.15	Counterparts. This Agreement may be executed in one or more identical counterparts, each of which will be deemed to be an original, and which collectively will be deemed to be one and the same instrument.
[Signature Page to Follow]

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A
CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED
WITH [* * *] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION.
     In Witness Whereof, the Parties have by duly authorized persons executed this Agreement as of the Execution Date.

Novavax, Inc.		CPL Biologicals Private Limited

By:	/s/ Rahul Singhvi Rahul Singhvi	By:	/s/ Rajiv I. Modi Rajiv I. Modi
	President and CEO		Managing Director
[Signature Page to Amended and Restated Supply Agreement]